Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Lexmark Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports first quarter 2012 results

•	In-line revenue and EPS
•	Strong gross profit margin, a first quarter record
•	Free cash flow of $44 million
•	Acquisitions strengthening Lexmark’s position as an end-to-end solutions provider

LEXINGTON, Ky., – April 24, 2012 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2012.

“Our first quarter financial results were in line with guidance, reflecting growth in large workgroup hardware and core supplies,” said Paul Rooke, Lexmark chairman and chief executive officer. “Also, managed print services and Perceptive Software continued to significantly outpace the market. Our performance in these high value strategic focus areas indicates we are making good progress as we continue to evolve our business mix.

“The addition of our compelling new line of smart devices for the mid-range color workgroup segment, and the acquisition of three more software companies further positions Lexmark as a key provider of business solutions.  Adding Brainware, ISYS and Nolij to our company enables us to integrate new content and process management technologies into our solutions portfolio,” said Rooke. “We also remain committed to returning more than 50 percent of free cash flow, on average, to shareholders through share repurchase and a quarterly dividend consistent with our capital allocation framework.”

First Quarter Results

GAAP revenue of $992 million includes $0.4 million of acquisition-related adjustments. Non-GAAP revenue of $993 million declined 4 percent compared with last year, which was at the high end of the guidance range.

Earnings Per Share	1Q12	1Q11
GAAP	$0.84	$1.04
Restructuring-related adjustments	0.11	0.02
Acquisition-related adjustments	0.10	0.08
Non-GAAP	$1.05	$1.14

GAAP earnings per share for the first quarter of 2012 were $0.84. Excluding $0.21 per share for restructuring-related and acquisition-related adjustments, earnings per share for the first quarter of 2012 would have been $1.05. GAAP earnings per share for the first quarter of 2011 were $1.04. Earnings per share for the first quarter of 2011 would have been $1.14 excluding $0.10 per share for restructuring-related and acquisition-related adjustments.

Hardware revenue and supplies revenue declined 9 percent and 4 percent, respectively. Software and Other revenue grew 10 percent, or 6 percent excluding acquisition-related adjustments.

Core1 revenue, which principally includes laser and business inkjet hardware and supplies, managed print services and software, grew 1 percent year to year while Legacy1 revenue, which includes consumer inkjet hardware and supplies that the company is exiting, declined 34 percent. Lexmark’s focus continues to be on growing the company’s Core, as Legacy, which in the first quarter of 2012 represented about 11 percent of Lexmark’s revenue, continues to become a less significant portion of the company’s revenue mix.

Imaging Solutions and Services (ISS) revenue of $963 million declined 5 percent compared to the same period last year. Perceptive Software revenue was $30 million. Perceptive Software revenue excluding acquisition-related adjustments of $0.4 million was $30 million and grew 41 percent compared to the same period in 2011.

1Q12 GAAP results:
•	Revenue was $992 million compared to $1.034 billion last year.
•	Gross profit margin was 38.4 percent versus 37.6 percent in 2011.
•	Operating expense was $292 million compared to $276 million last year.
•
Operating income margin of 9.0 percent includes $20 million pre-tax for restructuring-related and acquisition-related adjustments. Operating income margin in 2011 of 10.9 percent included $10 million for pre-tax restructuring-related and acquisition-related adjustments.

•	Net earnings were $61 million compared to 2011 net earnings of $83 million.

1Q12 non-GAAP results, excluding restructuring-related and acquisition-related adjustments:
•	Revenue would have been $993 million compared to $1.037 billion last year.
•	Gross profit margin would have been 39.4 percent versus 38.2 percent in 2011.
•	Operating expense would have been $282 million compared to $272 million last year.
•	Operating income margin would have been 11.0 percent compared to 11.9 percent last year.
•	Net earnings would have been $76 million compared to $91 million in 2011.

Continued Solid Execution of Lexmark’s Capital Allocation Framework

Lexmark’s overall capital allocation framework is to return more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases while pursuing acquisitions that support the strengthening and growth of the company.

The company ended the quarter with $949 million in cash and current marketable securities. Net cash provided by operating activities was $92 million. Free cash flow was $44 million. Capital expenditures were $48 million. Depreciation and amortization was $62 million.

Lexmark paid a dividend of $0.25 per share totaling $18 million and repurchased $30 million, or 0.8 million of the company’s shares during the quarter. The company’s remaining share repurchase authorization was about $211 million at quarter end. Lexmark also acquired three software companies for a total of $212 million during the quarter.

Recent Acquisitions Advance Lexmark’s Differentiated End-to-End Solutions

The methodical shift in Lexmark’s focus and investments has strengthened the company’s managed print services offerings and added new content and process technologies, positioning Lexmark as a key end-to-end solutions provider to businesses large and small.

During the quarter, Lexmark completed three software acquisitions, all of which are being integrated into Perceptive Software. The companies include:

•
Brainware, a leading provider of intelligent data capture, strengthens Lexmark as a technology leader in business processes that require intelligent data capture and workflow solutions in industries including higher education, financial services, and healthcare.

•
ISYS, a leader in high-performance enterprise and federated search and document filtering technology, which extends Lexmark's leadership position in surfacing critical content to the user in both structured and unstructured business processes.

•
Nolij, a prominent provider of Web-based imaging, document management and workflow solutions for the higher education market, which combined with Perceptive Software, provide a complete range of content management solutions to more than 700 higher education institutions.

Lexmark Announces New Innovative Smart Devices in Mid-Range Color Segment

Lexmark’s innovative smart devices are a key vehicle in providing advanced features and unique bundles of end-to-end solutions to its customers. Workgroup users can depend on these high-caliber products for a wide range of needs – from printing vibrant, customer-facing collateral and signage to advanced scanning in order to streamline heavy, paper-based activities such as employee onboarding, invoice processing and other key business processes.

Last week, Lexmark announced two new families of color laser products that build upon the company’s long-standing leadership and expertise in enterprise printing and imaging. The Lexmark X740 Series of color laser multifunction products (MFPs) and Lexmark C740 Series of color laser printers extend compelling solutions advancements to Lexmark’s mid-range line of color workgroup devices, further strengthening the company’s competitiveness in this important market segment. Highlights include intuitive 7-inch and 4.3-inch color touch screens that provide tablet-like navigation and the first and only color laser printer under $1,000 to offer a color touch screen user interface2.

Lexmark Wins 5-Year, $50 Million MPS Agreement from USDA

Lexmark announced it has been awarded a five-year blanket purchase agreement by the U.S. Department of Agriculture (USDA) for an agency-wide managed print services (MPS) program. The agreement has an estimated $50 million value.

Based on Lexmark’s leadership, security practices and operational execution in providing MPS to other government agencies and large, highly distributed organizations, the USDA is relying on Lexmark as a trusted supplier to deliver a thorough, customized output strategy that meets the wide array of needs across the agency spectrum.

Lexmark's MPS program is now available to all USDA agencies worldwide, allowing them to take advantage of Lexmark's complete MPS offerings from end to end, including professional services, output optimization, workflow solutions and business process transformation. This will enable the USDA to streamline business processes, increase its effectiveness in day-to-day operations and drive substantial cost savings across its highly distributed printing environments.

 Looking Forward

In the second quarter of 2012, the company currently expects revenue to decline 7 to 9 percent year on year. GAAP earnings per share in the second quarter of 2012 are expected to be around $0.65 to $0.75, or $0.95 to $1.05 excluding $0.30 per share for restructuring-related and acquisition-related adjustments. GAAP earnings per share in the second quarter of 2011 were $1.27, or $1.36 excluding restructuring-related and acquisition-related adjustments.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 64989579.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of process and content management software that helps organizations fuel greater operational efficiency. In 2011, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy, fluctuations in foreign currency exchange rates; inability to realize all of the anticipated benefits of the Company’s acquisitions; reliance on international production facilities, manufacturing partners and certain key suppliers; inability to be successful in the Company’s transition to higher-usage business platforms;  market acceptance of new products and pricing programs; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; entrance into the market of additional competitors focused on printing solutions and software solutions, including enterprise content management and business process management solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; possible changes in the size of expected restructuring costs, charges, and savings; failure to implement workforce reductions and execute planned cost reduction measures; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the Company may be a party; the inability to attract, retain and motivate key employees;  changes in a country’s political or economic conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

(1)
Legacy is defined as hardware and supplies for consumer inkjet platforms. Core excludes Legacy and includes laser, business inkjet, and dot matrix hardware and supplies and the associated features and services sold on a unit basis or through a managed services agreement. Core also includes parts and service related to hardware maintenance and includes software licenses and the associated software maintenance services sold on a unit basis or as a subscription service.

(2)	The Lexmark C748 family class consists of network ready A4 color electrophotographic printers between $700 and $1,000 street price.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31
	2012	2011
Revenue	$992.5	$1,034.4
Cost of revenue	611.1	645.0
Gross profit	381.4	389.4

Research and development	96.7	90.9
Selling, general and administrative	190.6	186.9
Restructuring and related charges (reversals)	4.7	(1.6)
Operating expense	292.0	276.2

Operating income	89.4	113.2

Interest (income) expense, net	7.1	7.5
Other expense (income), net	0.2	0.1

Earnings before income taxes	82.1	105.6

Provision for income taxes	21.3	22.3
Net earnings	$60.8	$83.3

Net earnings per share:
Basic	$0.85	$1.06
Diluted	$0.84	$1.04

Shares used in per share calculation:
Basic	71.2	78.9
Diluted	72.3	79.8
Cash dividends declared per common share	$0.25	$0.00

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	March 31	December 31
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$186.2	$356.1
Marketable securities	763.2	793.3
Trade receivables, net	474.3	457.8
Inventories	328.6	335.5
Prepaid expenses and other current assets	243.5	266.1
Total current assets	1,995.8	2,208.8

Property, plant and equipment, net	882.1	888.8
Marketable securities	11.7	11.5
Goodwill	370.9	216.4
Intangibles, net	230.8	151.2
Other assets	167.0	160.3
Total assets	$3,658.3	$3,637.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$473.3	$486.5
Accrued liabilities	603.3	636.8
Total current liabilities	1,076.6	1,123.3

Long-term debt	649.4	649.3
Other liabilities	484.6	472.7
Total liabilities	2,210.6	2,245.3

Stockholders' equity:
Common stock and capital in excess of par	880.1	867.5
Retained earnings	1,524.8	1,482.3
Treasury stock, net	(684.4)	(654.4)
Accumulated other comprehensive loss	(272.8)	(303.7)
Total stockholders' equity	1,447.7	1,391.7
Total liabilities and stockholders' equity	$3,658.3	$3,637.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	1Q12	1Q11
GAAP	$61	$83
Restructuring-related charges & project costs	8	2
Acquisition-related adjustments	7	6
Non-GAAP	$76	$91

Earnings Per Share	1Q12	1Q11
GAAP	$0.84	$1.04
Restructuring-related charges & project costs	0.11	0.02
Acquisition-related adjustments	0.10	0.08
Non-GAAP	$1.05	$1.14

Earnings Per Share Guidance	2Q12	2Q11
GAAP	$0.65 - $0.75	$1.27
Restructuring-related charges & project costs	0.14	0.05
Acquisition-related adjustments	0.16	0.05
Non-GAAP	$0.95 - $1.05	$1.36

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	1Q12	1Q11
GAAP	$992	$1,034
Acquisition-related adjustments (1)(2)	0	3
Non-GAAP	$993	$1,037

Software and Other Revenue (In Millions) **	1Q12	1Q11
GAAP	$70	$65
Acquisition-related adjustments (1)(2)	0	3
Non-GAAP	$71	$67

Perceptive Software Revenue (In Millions) ***	1Q12	1Q11
GAAP	$30	$19
Acquisition-related adjustments (1)(2)	0	3
Non-GAAP	$30	$21

Gross Profit (In Millions)	1Q12	1Q11
GAAP	$381	$389
Restructuring-related charges & project costs (3)(4)	4	0
Acquisition-related adjustments (1)(2)	6	6
Non-GAAP	$391	$396

Gross Profit Margin (%)	1Q12	1Q11
GAAP	38.4%	37.6%
Restructuring-related charges & project costs	0.4%	0.0%
Acquisition-related adjustments	0.6%	0.6%
Non-GAAP	39.4%	38.2%

Operating Expense (In Millions)	1Q12	1Q11
GAAP	$292	$276
Restructuring-related charges & project costs (3)(4)	(6)	(2)
Acquisition-related adjustments (1)(2)	(4)	(2)
Non-GAAP	$282	$272

Operating Income (In Millions)	1Q12	1Q11
GAAP	$89	$113
Restructuring-related charges & project costs (3)(4)	10	2
Acquisition-related adjustments (1)(2)	10	8
Non-GAAP	$109	$124

Operating Income Margin (%)	1Q12	1Q11
GAAP	9.0%	10.9%
Restructuring-related charges & project costs	1.0%	0.2%
Acquisition-related adjustments	1.0%	0.8%
Non-GAAP	11.0%	11.9%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was approximately -4% on a GAAP basis and -4% on a non-GAAP basis.  Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

**
Year-to-year Software and Other Revenue growth was approximately 10% on a GAAP basis and 6% on a non-GAAP basis.  Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

***
Year-to-year Perceptive Software Revenue growth was approximately 59% on a GAAP basis and 41% on a non-GAAP basis.  Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

(1)
Amounts for the three months ended March 31, 2012, include total acquisition-related adjustments of $9.7 million with $0.4 million, $5.3 million, $0.1 million and $3.9 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended March 31, 2011, include total acquisition-related adjustments of $8.3 million with $2.7 million, $3.6 million, $0.1 million and $1.9 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended March 31, 2012, include total restructuring-related charges and project costs of $10.0 million with $4.3 million and $1.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $4.7 million in Restructuring and related charges (reversals).

(4)
Amounts for the three months ended March 31, 2011, include total restructuring-related charges and project costs of $2.1 million with $0.1 million and $3.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(1.6) million in Restructuring and related charges (reversals).

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.